Exhibit 10.2

HARLEY-DAVIDSON, INC.

DIRECTOR STOCK PLAN
As amended

ARTICLE I

Purpose

The purpose of the Harley-Davidson, Inc. Director Stock Plan is to facilitate payment of compensation to nonemployee directors in the form of Common Stock of Harley-Davidson, Inc. or in a form the value of which is based upon the value of Common Stock of Harley-Davidson, Inc.  Such payment should provide a method for nonemployee directors to meet the requirements of the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc. and an increased incentive for nonemployee directors to contribute to the future success and prosperity of Harley-Davidson, Inc.  We believe this will, in turn, enhance the value of the stock for the benefit of the shareholders, and increase the ability of Harley-Davidson, Inc. to attract and retain directors of exceptional skill upon whom, in large measure, its sustained growth and profitability depend.

ARTICLE II

Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1.          Annual Retainer Fee:  The annual retainer fee then in effect for service by an Outside Director as a director, board committee chair and/or committee member, excluding grants of “Share Units” pursuant to Article IX hereof.

2.2.          Board:  The Board of Directors of the Company.

2.3.          Code:  The Internal Revenue Code of 1986, as amended.

2.4.          Committee:  The Nominating and Corporate Governance Committee of the Board; provided that if any member of the Nominating and Corporate Governance Committee is not a Disinterested Person, the Committee shall be comprised of only those members of the Nominating and Corporate Governance Committee who are Disinterested Persons.

2.5.          Common Stock:  The common stock of the Company.

2.6.          Company:  Harley-Davidson, Inc.

2.7.          Deferral Election: An election by an Outside Director to defer receiving all or any portion of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election.

2.8.          Disinterested Persons:  Nonemployee directors within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

2.9.          Fair Market Value:  (From and after February 14, 2007) On the date as of which Fair Market Value is being determined, if the Common Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange.

2.10.        Option:  A stock option granted under the Plan.

2.11.        Option Price:  The purchase price of a share of Common Stock under an Option.

2.12.        Optionee:  A person who has been granted one or more Options.

2.13.        Outside Director:  Each member of the Board who is not also an employee of the Company or any Subsidiary (including members of the Committee).

2.14.        Plan:  The Harley-Davidson, Inc. Director Stock Plan.

2.15.        Share Accounts.  An Outside Director’s Deferral Share Account and/or Grant Share Account.

2.16.        Share Election:  An election by an Outside Director to receive either 50% or 100% of his or her Annual Retainer Fee in the form of Common Stock (subject to any Deferral Election by an Outside Director), with the receipt of such shares of Common Stock to be in lieu of any cash payment for that portion of his or her Annual Retainer Fee; provided, however, that if, at the time an Annual Retainer Fee is payable, an Outside Director satisfies, through the ownership of Common Stock and/or Share Units credited to his or her Share Accounts, the stock ownership guidelines for directors then in effect that the Board or any committee of the Board has established, then the Outside Director may make a Share Election to receive 0% of such Annual Retainer Fee in the form of Common Stock.

2.17.        Subsidiary:  A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.

2.18.        Termination Date:  The day preceding the tenth anniversary of the date on which the Option is granted.

ARTICLE III

Administration

3.1.          The Committee:  The Committee shall administer the Plan and shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

3.2.          Actions Final:  Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

ARTICLE IV

Shares Subject to the Plan

4.1.          The total number of shares of Common Stock available for delivery under the Plan shall be 200,000 as of May 2, 1998 (after giving effect to a 2-for-1 stock split effected in 2000). The foregoing amount shall be subject to adjustment in accordance with Article X of the Plan. If an Option or portion thereof shall expire, be canceled or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Options shall be available for future grants of Options. Shares of Common Stock to be delivered under the Plan shall be made available solely from authorized and issued shares of Common Stock reacquired and held as treasury shares. In no event shall the Company be required to deliver fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be delivered, there shall be delivered in lieu thereof one full share of Common Stock.  Payments in respect of an Outside Director’s Share Accounts that are made in cash shall not reduce the number of shares of Common Stock available for delivery under the Plan.

ARTICLE V

Eligibility

5.1.          Only Outside Directors shall be entitled to participate in the Plan.

ARTICLE VI

Options

6.1.          Option Grants:  Prior to December 31, 2002, each Outside Director who served as a member of the Board immediately following an annual meeting of shareholders of the Company was automatically granted on the first business day after such meeting (the “Annual Grant Date”) an Option for the purchase of such number of shares of Common Stock (rounded up to the nearest multiple of 100) whose Fair Market Value on the Annual Grant Date equaled three (3) times the Optionee’s Annual Retainer Fee other than committee chair retainer fees.  No such Option shall be granted under the Plan after December 31, 2002.

6.2.          Option Agreements:  All Options shall be evidenced by written agreements executed by the Company. Such options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.

6.3.          Option Price:  The Option Price shall be the Fair Market Value of a share of Common Stock on the Annual Grant Date.

6.4.          Period of Exercise: Options shall be exercisable from and after the Annual Grant Date and shall terminate one year after the Optionee ceases to serve as a member of the Board for any reason, except that as to any Optionee who is removed from the Board for cause in accordance with the Company’s Restated Articles of Incorporation, the Options held by the Optionee shall terminate immediately on such removal. In any event, no Option or portion thereof shall be exercisable after the Termination Date.

6.5.          Manner of Exercise and Payment:  An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and provision (in a manner acceptable to the Committee) for payment of the full price of the shares being purchased pursuant to the Option and any withholding taxes due thereon.

6.6.          Nontransferability of Options:  Except as may be otherwise provided by the Committee, each Option shall, during the Optionee’s lifetime, be exercisable only by the Optionee and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

ARTICLE VII

Share Election

7.1.          Election:  At any time and from time to time, each Outside Director may make a Share Election.  An Outside Director’s Share Election (i) must be in writing and delivered to the Treasurer of the Company, (ii) shall be effective commencing on the date the Treasurer receives the Share Election or such later date as may be specified in the Share Election, and (iii) shall remain in effect unless modified or revoked by a subsequent Share Election in accordance with the provisions hereof.  If an Outside Director elects (or is deemed to have elected) to receive only 50% of his or her Annual Retainer Fee in the form of shares of Common Stock, then the remaining 50% shall be paid in cash (subject to any deferral by the Outside Director under the Company’s Deferred Compensation Plan for Nonemployee Directors (the “Cash Deferral Plan”)). If an Outside Director who is entitled to do so elects to receive 0% of his or her Annual Retainer Fee in the form of shares of Common Stock, then all of his or her Annual Retainer Fee shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral

Plan). If an Outside Director has not made a Share Election, the Director will be deemed to have made a Share Election to receive 50% of his or her Annual Retainer Fee in the form of Common Stock.

7.2.          Transfer of Shares:  Subject to any Deferral Election by an Outside Director, shares of Common Stock issuable to an Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following each annual meeting of the shareholders of the Company, except that, for an Outside Director elected to the Board at a time other than at an annual meeting of the shareholders of the Company, shares of Common Stock issuable to the Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends.  The total number of shares of Common Stock to be so transferred shall be determined by dividing (x) the dollar amount of the Annual Retainer Fee payable to which the Share Election applies, by (y) the Fair Market Value of a share of Common Stock on day on which the Annual Retainer Fee is payable to the Outside Director.

ARTICLE VIII

Deferral Elections

8.1.          Deferral Election:  Each Outside Director may make a Deferral Election to defer receiving all or 50% of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election with respect to any Annual Retainer Fees otherwise payable after the effective date of the Deferral Election.  A Deferral Election, or a modification or revocation of a Deferral Election by a subsequent Deferral Election, must be in writing and delivered to the Treasurer of the Company.  Each Outside Director serving as a member of the Board as of the Company’s 2003 Annual Meeting of Shareholders may make a Deferral Election at any time on or before May 3, 2003.  Thereafter, a newly eligible Outside Director may make his or her initial Deferral Election within 30 days of becoming an Outside Director.  Such initial Deferral Elections shall be effective as of the date on which they are delivered to the Treasurer of the Company.  Deferral Elections are irrevocable until changed.  Any Deferral Elections other than in connection with the Company’s 2003 Annual Meeting of Shareholders and other than when an Outside Director is initially eligible to make a Deferral Election, and any changes to existing Deferral Elections, may be made only during the 30 day period up to and including an annual meeting of shareholders of the Company, and shall be effective as of such annual meeting of shareholders.  All Deferral Elections under the Plan shall automatically terminate upon the occurrence of a Change of Control Event.  The definition of “Change of Control Event” is as set forth in Schedule A to the Plan, which may be revised from time to time by the Committee to maintain consistency with the definition of this term used by the Company for other corporate compensation-related purposes. The term “Change of Control Event” as defined above shall be deemed amended to conform to the definition provided in guidance, rules or regulations promulgated by the Internal Revenue Service in construing Code Section 409A.

8.2.          Deferral Share Accounts:  An Outside Director who makes a Deferral Election shall have the number of deferred shares of Common Stock (including fractions of a share) that would otherwise be transferred pursuant to Section 7.2 credited as whole and fractional “Share Units,” with fractional units calculated to four decimal places, to a “Deferral Share Account” for the Outside Director, for recordkeeping purposes only.

8.3.          Cash Dividends and Deferral Share Accounts:  Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Deferral Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Deferral Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last trading business day immediately preceding the date of payment of the dividend.

8.4.          Payments:  Upon cessation of an Outside Director’s service as a director of the Company for any reason, or upon the occurrence of a Change of Control Event, the Company will make payments to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Deferral Share Account.  All payments in respect of a Deferral Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis.  However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of a Deferral Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Deferral Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last trading business day preceding the date on which payment is made.

a.     Form of Payments:  An Outside Director may elect to have payments in respect of a Deferral Share Account made either in (i) a single payment, or (ii) annual installments; provided, however, that if an Outside Director making a Deferral Election under the Plan has elected to defer cash compensation under the Cash Deferral Plan, then that Outside Director must elect a payment option under the Plan that provides the same timing of deferred payments as the payment option elected under the Cash Deferral Plan.  Under the installment payment option, at the time an Outside Director makes his or her initial Deferral Election, or thereafter in accordance with Plan rules, the Outside Director may select (subject to the proviso in the immediately preceding sentence) the number of years over which benefits are to be paid to the Outside Director, up to a maximum of 5 years, except that the number of installments selected may not result in any one installment payment with respect to less than 100 Share Units.  The payment option elected shall apply to the Outside Director’s entire Deferral Share Account.  The installment payment option does not apply upon the occurrence of a Change of Control Event.  An Outside Director who fails to make any payment election under the Plan and has not made a payment election under the Cash Deferral Plan shall be deemed to have elected the single payment option.  An Outside Director who fails to make any payment election under the Plan but has made a payment election under the Cash Deferral Plan will be deemed to have elected under the Plan the same payment option that he or she has made under the Cash Deferral Plan.  If at the time of the cessation of an Outside Director’s service there exists a conflict in the payment options that the Outside Director elected under the Plan and under the Cash Deferral Plan, then that Outside Director will be deemed to have made a payment election under the Plan that provides the same timing of deferred payments as the payment option that the Outside Director elected under the Cash Deferral Plan.

b.     If the Outside Director has elected the single payment option, then the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days after the end of the quarter in which the Outside Director ceases service as a director of the Company.  In addition, the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account promptly upon the occurrence of a Change of Control Event.

c.     If the Outside Director has elected the installment payment option, then the first installment will be made within 30 days after the end of the quarter in which the Outside Director ceases service as a director of the Company, and each subsequent installment shall be paid in July of each year following the year in which the first installment is paid to the Outside Director during the installment period.  The annual installment payment amount for any year shall be initially determined by dividing the number of Share Units credited to the Outside Director’s Deferral Share Account as of January 1 of the year for which the payment is being made and for which such an election is in effect by the number of installment payments remaining to be made, and then rounding the quotient obtained for all but the final installment to the next lowest whole number.

d.     Changes by an Outside Director in the payment option elected and/or in the number of years in the installment payment period (not to exceed 5 years) shall be in writing and filed with the Treasurer of the Company not less than 12 months before the date the Outside Director ceases service as a director of the Company for any reason.  If a change is requested less than 12 months in advance of the date the Outside Director ceases service as a director of the Company for any reason, then the Outside Director’s previous valid election of a form of payment shall be given effect.  If there is no previous valid election of the payment option in effect, then payment will be made under the single payment option.

8.5.          Hardship Payments:  The Committee may, in its sole discretion, upon the finding that an Outside Director has suffered a severe financial hardship, pay to the Outside Director part or all of his or her Deferral Share Account, as needed to meet the Outside Director’s need.

ARTICLE IX

Share Unit Grants

9.1.          Share Unit Grants.  Each Outside Director shall automatically be granted Share Units under the Plan in the manner set forth in this Article IX.  All grants of Share Units pursuant to this Article IX shall immediately vest in full on the date of grant.

9.2.          Annual Share Unit Grants to Outside Directors.  Beginning with the first annual meeting of shareholders held after April 28, 2006, each Outside Director shall, as of the first business day following such annual meeting, receive a grant of such number of Share Units as the Board shall determine at the meeting of the Board coinciding with such annual meeting.

9.3.          Grant of Share Units to Newly-Elected Outside Directors.  Any person who is first elected as an Outside Director after April 29, 2006 at a time other than at an annual meeting of the shareholders of the Company shall automatically be granted, as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends, a number of Share Units equal to the number of Share Units last granted to each of the Outside Directors pursuant to Section 9.2.

9.4.          Grant Share Accounts:  An Outside Director who receives a grant of Share Units pursuant to Section 9.2 or Section 9.3 shall have the number of Share Units granted to such Outside Director credited to a “Grant Share Account” established for the Outside Director, for recordkeeping purposes only.

9.5.          Cash Dividends and Grant Share Accounts:  Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Grant Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Grant Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last trading business day immediately preceding the date of payment of the dividend.

9.6.          Payments:  Within 30 days after the end of the quarter in which an Outside Director ceases service as a director of the Company for any reason, or upon the occurrence of a Change of Control Event, the Company will make a payment to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Grant Share Account.  All payments in respect of a Grant Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis.  However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of a Grant Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Grant Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last trading business day preceding the date on which payment is made.

ARTICLE X

Adjustments

10.1.        If (a) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is changed or exchanged; or (b) the Company shall subdivide or combine its Common Stock or the Company shall declare a dividend payable in its Common Stock, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 17, 2000, between the Company and ComputerShare Investor Services, LLC, as successor rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (c) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Common Stock at the time the dividend is declared or any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (d) any other event shall occur which, in the case of this clause (d), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of securities subject to the Plan; (ii) the number and type of securities subject to outstanding Options; (iii) the Option Price with respect to any Option; and (iv) the number of Share Units credited to each Outside Director’s Share Accounts; provided, however, that Options subject to grant or previously granted to Optionees and the number of Share Units credited to each Outside Director’s Share Accounts under the Plan at the time of any such event shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Optionee or Outside Director and preserve, without exceeding, the value of such Options and Outside Director’s Share Accounts. Unless the Committee determines otherwise, any such adjustment to an Option that is exempt from Code Section 409A shall be made in manner that permits the Option to continue to be so exempt, and any adjustment to an Option that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof.  The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee and Outside Director.

ARTICLE XI

Amendment and Termination of Plan

11.1.        General Powers:  The Board of Directors may at any time terminate or suspend the Plan.  Subject to applicable limitations set forth in New York Stock Exchange rules, the Code or Rule 16b-3 under the Securities Exchange Act of 1934, the Board of Directors may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect; provided, however, that the Board of Directors may not amend either the provisions of Section 6.1 or the amount of the Annual Retainer Fee more often than once in any six month period.

11.2.        No Impairment:  No amendment, suspension or termination of this Plan shall, without the Outside Director’s consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Outside Director under the Plan or other entitlement of an Outside Director under the Plan. But, the Committee need not obtain Outside Director (or other interested party) consent for the adoption, amendment or rescission of rules and regulations relating to this Plan that do not materially and adversely affect the Outside Director in respect of any Option or other entitlement of an Outside Director under the Plan then outstanding.

11.3.        Section 409A:  The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Option or other entitlement of an Outside Director under the Plan that is subject to Code Section 409A to comply therewith.

ARTICLE XII

Government and Other Regulations

12.1.        The obligation of the Company to issue or transfer and deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and the stock exchanges on which Common Stock is traded.

ARTICLE XIII

Miscellaneous Provisions

13.1.        Plan Does Not Confer Shareholder Rights:  Neither an Outside Director nor any person entitled to exercise the Outside Director’s rights in the event of the Outside Director’s death shall have any rights of a shareholder with respect to the shares subject to an Option, Share Election or any Share Units held in the Outside Director’s Share Accounts, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option, transfer of shares pursuant to a Share Election or the delivery of shares in respect of the Outside Director’s Deferral Share Account.

13.2.        No Assets:  No stock, cash or other property shall be deliverable to an Outside Director in respect of the Outside Director’s Share Accounts until the date or dates identified pursuant to Article VIII or Article IX, and an Outside Director’s Share Units shall be reflected in an unfunded account established for such Outside Director by the Company.  Payment of the Company’s obligation with respect to an Outside Director’s Share Accounts shall be from general funds, and no special assets (stock, cash or otherwise) have been or shall be set aside as security for this obligation.

13.3.        No Transfers:  An Outside Director’s rights to payments under Article VIII and/or Article IX are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by an Outside Director’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.

13.4.        Unsecured Creditor; No Trust Fund:  The right of an Outside Director to receive payments under Article VIII and/or Article IX is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future.  Further, the arrangements contemplated by Article VIII and Article IX are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

13.5.        Designation of Beneficiary:  Each Outside Director or former Outside Director entitled to any payments under Article VIII and/or Article IX from time to time may designate a beneficiary or beneficiaries to whom any such payments are to be paid in case of the Outside Director’s death before receipt of any or all of such payments.  Any designation shall revoke all prior designations by the Outside Director or former Outside Director, shall be in a form prescribed by the Company and shall be effective only when filed by the Outside Director or former Outside Director, during his or her lifetime, in writing with the Treasurer of the Company.  References in this Plan to an Outside Director’s “beneficiary” at any date shall include such persons designated as concurrent beneficiaries on the director’s beneficiary designation form then in effect.  In the absence of any such designation, any balance remaining in an Outside Director’s or former Outside Director’s Share Accounts at the time of the director’s death shall be paid to such Outside Director’s estate in a lump sum.

13.6.        Plan Expenses:  Any expenses of administering this Plan shall be borne by the Company.

13.7.        Use of Exercise Proceeds:  Payment received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any stock received in payment may be retired, or retained in the Company’s treasury and reissued.

13.8.        Indemnification:  In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act in connection with the adoption, administration, amendment or termination of the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf.

13.9.        Withholding Taxes:  The Company may, in its discretion, require an Outside Director to pay to the Company at the time of exercise of an Option or issuance of Common Stock under the Plan the amount that the Company deems necessary to satisfy its obligation, if any, to withhold Federal, state or local income, FICA or other taxes incurred by the reason of the exercise or issuance. An Outside Director shall satisfy the federal, state and local withholding tax obligations arising in connection with the exercise of an Option or issuance of Common Stock under the Plan in a manner acceptable to the Committee.

13.10.      No Guarantee Of Tax Treatment: The Company does not guarantee to any Outside Director or any other person with an interest in an Option or other entitlement of an Outside Director under the Plan that any such Option or other entitlement intended to be exempt from Code Section 409A shall be so exempt, or that any Option or other entitlement intended to comply with Code Section 409A shall so comply, and nothing in this Plan obligates the

Company or any affiliate to indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

ARTICLE XIV

Effective Date

14.1.        The Plan became effective on May 2, 1998 and was amended on May 3, 2003.  The Plan, as further amended, shall become effective on April 29, 2006.

SCHEDULE A TO THE

HARLEY-DAVIDSON, INC.

DIRECTOR STOCK PLAN, AS AMENDED

A Change of Control Event means any one of the following:

a.     Continuing directors no longer constitute at least two-thirds of the directors of Harley-Davidson, Inc.  “Continuing director” means any individual who is either (i) a member of the Board on May 3, 2003, or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest);

b.     Any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the then outstanding common stock of Harley-Davidson, Inc. or twenty percent (20%) or more of the voting power of the then outstanding securities of Harley-Davidson, Inc. entitled generally to vote for the election of the members of the Board;

c.     The approval by the shareholders of Harley-Davidson, Inc. of the merger or consolidation of Harley-Davidson, Inc. with any other corporation, the sale of substantially all of the assets of Harley-Davidson, Inc., or the liquidation or dissolution, of Harley-Davidson, Inc., unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds (2/3) of the directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange) of such corporation; or

d.     At least two-thirds (2/3) of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the shareholders of Harley-Davidson, Inc. or by the Board determines that such proposed action, if taken, would constitute a change of control of Harley-Davidson, Inc. and such action is taken.